1615 Poydras St. ▪ New Orleans, LA 70112	Financial Contact:	Media Contact:
	David P. Joint	William L. Collier
	(504) 582-4203	(504) 582-1750

McMoRan Exploration Co. Updates
In-progress Exploration Activities in the
Shallow Waters of the Gulf of Mexico

NEW ORLEANS, LA, July 8, 2010 – McMoRan Exploration Co. (NYSE: MMR) today updated its shallow water Gulf of Mexico exploration activities, including indications of potential hydrocarbon bearing zones at the Blueberry Hill deep gas sidetrack location and in-progress drilling at the Davy Jones and Blackbeard East ultra-deep prospects.

Shallow Water, Deep Gas Exploration Activities
The Blueberry Hill #9 STK1, located on Louisiana State Lease 340 in 10 feet of water, commenced drilling on April 26, 2010 and has been drilled to a true vertical depth (TVD) of 23,500 feet (24,279 feet measured depth).  Log-while-drilling tools have indicated sands with high resistivity levels below 23,100 feet, which may be the beginning of a hydrocarbon bearing interval.  McMoRan is setting a drilling liner above the identified sand section before evaluating the #9 STK1 well with wireline logs to determine the porosity of the identified sands and quantify potential net pay in the well.  Because the current depth of the well is in a resistive sand, additional drilling is required to determine the thickness of the identified sand interval.  The Blueberry Hill #9 STK1 has a proposed TVD of 24,000 feet.

The sands identified to date in the #9 STK1 well appear to be of similar age to the sands identified in previous Blueberry Hill wells drilled in 2009.  The 2009 wells, located approximately 3,000 feet north of the #9 STK1 well, established hydrocarbons in three different zones between 21,300 feet and 22,500 feet.  The data obtained in recent drilling indicates that there appears to be a sizeable fault separating the original three penetrations in 2009 from the well currently in progress.

McMoRan owns a 42.9 percent working interest and a 29.7 percent net revenue interest in the Blueberry Hill well.  Plains Exploration & Production Company (NYSE: PXP) holds a 47.9 percent working interest.

Shallow Water, Ultra-deep Exploration Activities
On April 7, 2010, McMoRan commenced drilling the Davy Jones offset appraisal well on South Marsh Island Block 234, two and a half miles southwest of the discovery well, which logged 200 net feet of pay in multiple Eocene/Paleocene (Wilcox) sands below 27,300 feet in January 2010.  The offset appraisal well is currently drilling below 10,800 feet towards a proposed total depth of 29,950 feet and is expected to test similar sections up-dip to the discovery well, as well as deeper objectives, including potential additional Wilcox and possibly Cretaceous (Tuscaloosa) sections.

Davy Jones involves a large ultra-deep structure encompassing four OCS lease blocks (20,000 acres).  McMoRan is funding 25.7 percent of the drilling costs and holds a 32.7 percent working interest and 25.9 percent net revenue interest.  Other working interest owners in Davy Jones include: PXP (27.7%), Energy XXI (NASDAQ: EXXI) (15.8%), Nippon Oil Exploration USA Limited (12%), W.A. "Tex" Moncrief, Jr. (8.8%) and a private investor (3%).

The Blackbeard East ultra-deep exploration well commenced drilling on March 8, 2010 and is currently drilling below 17,700 feet. The well, which is located in 80 feet of water on South Timbalier Block 144, has a proposed total depth of 29,950 feet and will target Middle and Deep Miocene objectives seen below 30,000 feet in Blackbeard West, nine miles away, as well as younger Miocene objectives. McMoRan is funding 32.0 percent of the exploratory costs and holds a 38.5 percent working interest and 30.7 percent net revenue interest.  Other working interest owners in Blackbeard East include: PXP (31.5%), EXXI (18.0%), W.A. "Tex" Moncrief, Jr. (10.0%) and a private investor (1.6%).

McMoRan Exploration Co. is an independent public company engaged in the exploration, development and production of oil and natural gas in the shallow waters of the Gulf of Mexico Shelf and onshore in the Gulf Coast area.  Additional information about McMoRan is available on its internet website “www.mcmoran.com”.

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CAUTIONARY STATEMENT: This press release contains certain forward-looking statements regarding various oil and gas discoveries, and oil and gas exploration, development and production activities.  Accuracy of these forward-looking statements depends on assumptions about events that change over time and is thus susceptible to periodic change based on actual experience and new developments.  McMoRan cautions readers that it assumes no obligation to update the forward-looking statements in this press release and does not intend to update these statements more frequently than quarterly.  Important factors that might cause future results to differ from results anticipated by forward-looking statements include: adverse conditions such as high temperature and pressure that could lead to mechanical failures or increased costs; variations in the market prices of oil and natural gas; drilling results; unanticipated fluctuations in flow rates of producing wells; oil and natural gas reserves expectations; the potential adoption of new governmental regulations; the ability to satisfy future cash obligations and environmental costs; as well as other general exploration and development risks and hazards.  These and other factors are more fully described in McMoRan’s 2009 Annual Report on Form 10-K on file with the Securities and Exchange Commission (SEC), as updated by our subsequent filings with the SEC.

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